Exhibit 99.3
Unaudited Pro Forma Financial Information

Pro Forma LTM
($ in millions)	9/30/06
Selected Operating Data (1):
Net Revenue	$1,241.0
Adjusted EBITDA	191.5
Cash paid for Capital Expenditures (2)	37.2
Cash Interest Expense (3)	55.1
Cash Taxes (4)	40.8

(1)	Assumes the acquisitions of Alternative Behavioral Services, Inc. and other 2006 acquisitions occurred on October 1, 2005.

(2)	Assumes Capital Expenditures approximate 3% of Net Revenues.

(3)	Includes $150 million incremental Term Loan borrowing and $60 million incremental Revolver borrowing.

(4)	Based on pro forma earnings before taxes, assuming tax rate of 38.0%.
RECONCILIATION OF INCOME FROM
CONTINUING OPERATIONS TO
ADJUSTED LTM EBITDA AND
PRO FORMA ADJUSTED LTM EBITDA
FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2006
(UNAUDITED, in thousands)

	PSI	ABS	Pro Forma
Income from continuing operations	$58,095	$(5,106)	$52,989
Provision for income taxes	35,638	(3,960)	31,678
Net interest expense	37,426	17,520	54,946
Depreciation and amortization	19,382	3,951	23,333
Other expenses:
Share based compensation	10,449	—	10,449
Management fee paid to parent	—	1,383	1,383
Loss on disposals of property, plant and equipment	—	53	53

Total other expenses	10,449	1,436	11,885

Adjusted EBITDA (a)	$160,990	$13,841	$174,831

PSI Adjustments:
Other 2006 acquisitions	10,691	—	10,691
ABS Adjustments:
Reduction of ABS overhead expenses	—	5,300	5,300
Operations expected to be discontinued	—	694	694

Pro Forma Adjusted EBITDA (a)	$171,681	$19,835	$191,516

(a) EBITDA and adjusted EBITDA are non-GAAP financial measures. EBITDA is defined as income from continuing operations before interest expense (net of interest income), income taxes, depreciation and amortization. Adjusted EBITDA is defined as income from continuing operations before interest expense (net of interest income), income taxes, depreciation, amortization, stock compensation and other items included in the caption above labeled “Other expenses”. These other expenses may occur in future periods but the amounts recognized can vary significantly from period to period and do not directly relate to the ongoing operations of our health care facilities. PSI’s management relies on EBITDA and adjusted EBITDA as the primary measures to review and assess operating performance of its facilities and their management teams. PSI believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management. Management and investors also review EBITDA and adjusted EBITDA to evaluate PSI’s overall performance and to compare PSI’s current operating results with corresponding periods and with other companies in the health care industry. You should not consider EBITDA and adjusted EBITDA in isolation or as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because EBITDA and adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States and are susceptible to varying calculations, they may not be comparable to similarly titled measures of other companies.